Exhibit 99.1

Operator: Good morning ladies and gentlemen and thank you for standing by. Welcome to the Sunstone Hotel Investors Third Quarter 2020 Earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, November 6, 2020, at 12 p.m. Eastern time. I will now turn the conference over to Aaron Reyes, Vice President of Corporate Finance and Treasurer, please go ahead, sir.

Aaron Reyes: Thank you, operator and good morning everyone. By now, you should have all received a copy of our third-quarter earnings release and supplemental, which were made available yesterday. If you do not yet have a copy, you can access them on our website. Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Q's, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements. We also note that this column may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO, and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call, today are John Arabia, President and Chief Executive Officer, Bryan Giglia, Chief Financial Officer and Marc Hoffman, Chief Operating Officer. After our remarks, we will be available to answer your questions. With that, I would like to turn the call over to John. Please go ahead.

John Arabia: Good morning, good afternoon, everybody. Thank you, Aaron. Everybody, thank you for sticking through five hotel earnings calls today. We appreciate you joining us here for what I believe to be is the last of the day. As you are aware, we are in unprecedented times and our third-quarter results are a clear reminder of the devastation that the global pandemic has caused to the hotel industry. However, I'm pleased to report that we are seeing several signs that the recovery that began in May and June appears to be gaining steam and that we believe better days lie ahead. There are several encouraging factors that give us confidence, including, first, we have successfully resumed operations at the majority of our hotels. Second, those hotels that have been open, in general, have achieved sequential monthly gains in occupancy. Third, transient room reservations have gradually improved over the past few months. And fourth, our group production, which remains well off normal levels, increased on a sequential basis. Today, I will provide more details on each of these topics. I'll then discuss our monthly cash burn rate, which has been further reduced as well as our significant liquidity position. In closing, I'll provide an update on a few of our 2020 capital projects before I turn it over to Bryan to provide more details on our recent earnings, liquidity and dividends.

So, let's talk about our recent operating results starting with the pace at which our hotels resumed operations. Of our 19 hotels, six were in operations for all of the third quarter, including Ocean's Edge which opened in early June, and Chicago Embassy Suites that opened July 1st. Six additional hotels resumed operation during the quarter, including our two hotels in New Orleans, the Marriott Boston Long Wharf and the Hyatt Chicago in July and then the Hilton San Diego Bayfront and the Renaissance DC in mid to late August. Three additional hotels opened in October, including the Bidwell Portland, the Hyatt Regency San Francisco and the Renaissance Orlando. Finally, we are excited to report that our Wailea Beach Resort opened earlier this week on November 1st. This leaves us today with 16 of our 19 hotels in operation, which comprise 88% of the rooms in our portfolio and generated nearly 96% of our 2019 Hotel EBITDA.

Despite having a larger subset of our hotels operating during the third quarter, it's important to note that a good portion of our larger and more economically important hotels did not resume operations until the middle of the third quarter or until the fourth quarter. As a result, our third-quarter results, while stronger than we had forecasted internally, underperformed portfolios with a higher percentage of rooms in operations. Holding all other variables constant, we expect our portfolio performance to improve in the fourth quarter and beyond now that several of our larger hotels have resumed operations.

In the quarter, comparable portfolio revenues were $24 million and RevPAR was $17.58, which represents a decline of 91% and 92% respectively, compared to the third quarter of last year. For the 12 hotels that were open at least some portion of the third quarter, RevPAR declined by a marginally better 86% and witnessed sequential monthly RevPAR improvement as the quarter progressed. Similarly, for the six hotels that were open for the entirety of the third quarter, RevPAR declined by a marginally better 80% and also witnessed sequential monthly RevPAR improvement as the quarter progressed. And finally, the four hotels that maintained operations throughout the year, witnessed an 81% decline in the third quarter, which equated to a RevPAR of $36 and a marked improvement from the $14 RevPAR witnessed in the second quarter. As presented in our earnings release, our hotels that have resumed operations have generally witnessed sequential monthly RevPAR gains. While we do not expect every hotel to follow this trend every month, the overall trend has been positive and gives us confidence that operating fundamentals are gradually improving.

Despite an impressive two-thirds reduction in our property-level expenses, the combination of only $24 million of comparable hotel revenue and approximately $62 million of total property-level adjusted operating expenses, resulted in property level adjusted EBITDA loss of $37 million. As you would expect, this compares terribly to the results last year but marks an improvement to the $42 million property level adjusted EBITDA loss witnessed in the second quarter, excluding the losses associated with the recently sold Renaissance Baltimore. Similar to our second quarter, the third quarter property level loss was several million dollars better than we had anticipated, as we continue to work with our operators to streamline operations, eliminate non-essential services and reduce property level expenses from the prior year. Again, as more of our larger hotels have resumed operations and generally demonstrated sequential RevPAR growth, we would expect our property level losses to continue to decline and eventually return to profitability.

When we look at the current segmentation, we continue to see the majority of our demand come from leisure, government and contract business. Leisure demand has been the primary source of business for many of our hotels and has generally remained steady even after Labor Day, as people seek travel opportunities away from their homes, particularly on the weekends. Crew business, which has become an increasingly important source of demand in the current environment, increased in the third quarter relative to the second quarter, as more airline routes were restored. The limited group business that did materialize in the third quarter was primarily composed of government-related groups, such as Armed Forces and emergency management. We have also recently witnessed a very small but growing number of business transient rooms as the workforce has started to return to traditional offices and get back out on the road.

So, let's dig in more to the forward-looking trends for both group and transient business. As you can imagine, nearly all of our group business cancelled in the third quarter. We would expect the same result in the fourth quarter, other than a few rooms-only groups that are likely to travel. Furthermore, as the pandemic continues to linger, group cancellations in the first quarter of 2021 have increased. Cancellations for the second through the fourth quarter of 2021 remain relatively low and we are hopeful that as progress continues on a vaccine or other therapeutics, that we will welcome these groups back to our hotels in the latter part of next year. That said, the fundamental view is that group business will not return in scale until there is greater comfort in traveling and congregating. This means that group business is unlikely to return in a meaningful way until a vaccine or reliable therapeutics are developed.

Nevertheless, we continue to see the value of keeping sales professionals on the property and taking care of our customers. From July through October, we booked 106,000 new group rooms for all future months. In addition to new bookings, we have rebooked 197,000 group room nights that previously cancelled or 23% of all cancelled group room nights since the start of the pandemic. Furthermore, an additional 56,000 group room nights that had been cancelled have expressed their intent to rebook and are at various stages of reworking their group contract, which would increase our rebook percentage to 30% of total cancelled group room nights should they be converted. Taken together, the recently booked groups and all definite and tentative rebooked groups represent approximately $90 to $95 million of group room revenue and roughly $130 million of total group revenue. We are confident we would not have captured all of this business if we did not keep sales professionals on property to work with and take care of our meeting planners and group customers. For 2020 and 2021, while our group room night pace is down compared to pre-COVID levels, we currently have approximately 488,000 group rooms on the books representing $120 million of group room revenue. These groups equate to approximately 13% of our 2021 occupancy on the books, which is below our three-year average of approximately 20% at this time of the year yet represents a significant increase from the 2020 actualized levels.

While the group outlook remains a bit of a wait and see scenario, the transient trends are more clearly showing signs of improvement. In mid-March, net transient bookings quickly turned negative, meaning reservation cancellations materially outpaced new reservations as travel came to a historic standstill. Weekly net transient reservations generally remained negative through the middle of July and since then have gradually increased as more of our hotels have opened and more people get back out on the road. In August, year over year net transient reservation declined by roughly 90%. Then in September and October, net transient weekly reservations were down roughly 75% and nearly 67% respectively, demonstrating sequential monthly growth. While it is obvious that we still have a long way to go to get back to normal operating levels, the trend is

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clearly headed in the right direction, particularly now that several of our larger hotels have opened in the past couple of months.

Now let's talk a bit about our improving cash burn. On our last call, we provided an estimate of our monthly cash burn assuming approximately half of our portfolio had resumed operations but would continue to run at very low occupancies and that we would reopen additional hotels if local restrictions allowed it and made economic sense to do so. Three months ago, we estimated that we would incur property level cash losses of approximately $12 to $15 million a month and, when combined with our corporate expenses, debt service and preferred dividends, represented a total monthly cash burn of $19 to $23 million before Capex and extraordinary items. I'm happy to report that as a result of more hotels resuming operation, the continued rightsizing of the operating model and strong expense controls, our estimate of future cash burn has been reduced by approximately $3 million a month, resulting in total monthly corporate cash burn rate before capital investment of approximately $16 to $20 million a month, or a 14% decline from the previous range. Furthermore, as occupancy continues to increase, specifically for those hotels that recently resumed operations in October and November, our cash burn rate is expected to decline further.

So, let's switch gears and talk a bit about our significant and enviable liquidity position. We ended the quarter with $504 million of total cash and cash equivalents and full availability on our $500 million credit facility. Our low leverage and meaningful cash balance give us significant liquidity to weather the storm, even if it unexpectedly continues for a prolonged period. As our cash burn rate continues to decline, we gained confidence that a notable portion or existing unrestricted cash balance is available for investments that we believe are likely to become available in the next several quarters. That is, we're one of the few companies that is not dependent on credit facility draws or incremental borrowings to fund incremental investment.

Now let's talk about our ongoing capital projects. As you're likely to remember, we postponed approximately $35 million of capital projects this year, leaving approximately $40 million of our 2020 initial budgeted renovations. At the same time, taking a long-term view of our business, we accelerated $6 to $8 million of very disruptive projects that were on hold awaiting a quiet time to be completed. Of the roughly $50 million of capital projects we expect to complete this year, we invested approximately $11 million into our portfolio in the third quarter and $44 million a year to date. This leaves roughly $6 million of capital projects to complete in this final fourth quarter. Our largest project of the year is the repositioning of our rebranded Bidwell Portland, which we reopened to guests in October. The Bidwell was relaunched with equal parts of nature and nurture, with one foot in the city and one in the natural beauty of the Pacific Northwest. The substantially completed reinvention includes a complete environmentally friendly reinvention of the rooms, restaurant, fitness center, meeting space and club lounge, as well as the addition of nine new guestrooms. For more details on many of the sustainable features of the Bidwell, I encourage you to review our 2020 sustainability report, which can be found on the Investor Relations portion of our website. Looking at our other key projects, they're substantially complete. Our Renaissance Orlando resumed operations in October with a refreshed atrium lobby, including an updated design to brighten up the overall feel and create a cohesive lobby experience. At our Wailea Beach Resort, we've added 32 beautiful Lanai decks, which significantly increase the appeal of these oceanfront rooms. Also, in the Wailea, we are on track to complete in the first quarter of 2021, a solar project which will eliminate approximately 650,000 kilowatt hours annually and reduce not only our carbon footprint but also our energy bill by roughly $160,000 per year. Finally, at our Renaissance DC, we have completed the refresh of the porte-cochere and the meeting space escalator modernization.

To sum things up, we believe that the worst is behind us. 16 of our 19 hotels are operating, the hotels that remained open or have resumed operations have witnessed encouraging occupancy trends and are reducing our overall losses and cash burn. And finally, our significant cash on hand before drawing down on a credit facility not only provides us with an incredible stability during these uncertain times but will allow us to fund attractive investments earlier than others who may be focused on shoring up liquidity.

With that, I'll turn it over to Bryan. Bryan, please go ahead.

Bryan Giglia: Thank you, John and good morning everyone. As of the end of the quarter, we had approximately $504 million of total cash and cash equivalents, including $42 million of restricted cash. And an undrawn $500 million revolving credit facility. During the quarter we repaid $35 million of outstanding senior notes at par, with a portion of the proceeds from the sale of the Baltimore Renaissance. Our balance sheet strength and significant liquidity have positioned us not only to survive

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the economic shock we are experiencing but to also come out of it with more flexibility and greater ability to capitalize on opportunities than many others will have.

We continue to focus on managing our costs and minimizing hotel expenses while maintaining our properties in good condition and opportunistically investing in projects that would have resulted in material displacement. Working with our operators, we have reduced operating expenses by approximately 60% to 70% since the start of the pandemic. Based on our current projected cash burn rate of $16 to $20 million per month before capital expenditures, which was reduced from our previous range of $19 to $23 million per month, with an actual third quarter burn of approximately $19 million, we estimate that we have approximately two years of liquidity based on existing cash. Again, that is more than 24 months of liquidity before we would need to take on additional leverage from proceeds from our line or other capital sources, including asset sales, which could extend that liquidity for several more years, if needed. This is a very important distinction. When we emerge from this pandemic, we will have significantly more capacity than others. Our balance sheet was already designed to handle a major downturn, so even if we emerge into a recessionary macro environment, which is possible, we will not need to access additional equity capital to shore up our balance sheet or right size our leverage. This may not likely be the case with everyone in our industry.

Shifting to third quarter operations, financial results are provided in our earnings release and in our supplemental. While third quarter performance was better than second quarter, operations continue to reflect the most dramatic decline in hotel demand the industry has ever seen. Third quarter adjusted EBITDA was a loss of $36 million and third quarter adjusted FFO per diluted share was a loss of $0.26. As John indicated earlier on the call, three of our largest hotels, the Renaissance Orlando, Hyatt Regency San Francisco and Wailea Beach Resort did not resume operations until the fourth quarter. While these hotels did not help third quarter results, now that they have resumed operations, we expect these hotels to increase portfolio RevPAR and reduce cash burn in the fourth quarter and into 2021.

Now turning to dividends. We have suspended our common dividend until we return to taxable income. At this time, we do not anticipate generating taxable income in 2020 or have the need for any additional distributions this year. Separately, our board has approved the routine quarterly distributions for both outstanding series of our preferred securities.

And with that, I'd like to now open the call for questions. Operator, please go ahead.

Operator: All right, thank you. If you would like to ask a question, please signal by pressing Star 1 on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is Star 1 to ask a question.

And the first question we'll take is from Lukas Hartwich with Green Street.

Lukas Hartwich: Morning.

John Arabia: Lukas, good morning.

Lucas Hartwich: So, John, your comments on having the capacity to go on the offensive were interesting. Can you talk a bit more about how you're thinking about that opportunity in terms of timing and scope of that opportunity?

John Arabia: Sure. Unfortunately, I think it’s going to take a little bit of time, Lucas. What we’ve seen thus far, there are very few hotels that fit our strategy that have come out. We continue to be in dialogue with various counterparties, with folks who we want to either partner with or transact with. They know that we have the capital available to transact. They know that we can transact relatively quickly. I’d say there’s probably a lot of hand wringing going on out in hotel land right now with owners that don’t quite know what they want to do, trying to hold on, having discussions with their lenders and have bought time. But I think what you are going to see is that time that they have been given from lenders if they have levered assets, is starting to tick down. So those types of things take time to work out. But I really think that it’s sometime in 2021 business to really have those conversations in a material way. Then obviously in normal course, it just takes some time to get things

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closed. I wish it was sooner, I wish it was faster, I wish it was right now, but I think the reality of the matter is, it’s just going to take a little time for some of those opportunities that fit our strategy to come our way.

Lukas Hartwich: Right. And you sort of answered it, but it sounds like the catalyst that would force the hand here for a lot of owners is going to be the lenders, you think?

John Arabia: It really depends, Lucas. I think that there are also some owners that maybe either have fund timing issues or they might not be under specific pressure but want to exit the space. So, I think there's a whole host of various reasons why somebody might transact. So, we'll see. And some of the assets that we typically go after, and one of the reasons we actually love Long-Term Relevant Real Estate is, I don't think you're going to see as wide discounts as some of the commodity assets that are currently being priced. I think there will be discounts, but not to the tune of the 25%, 30% that we've seen in some of the commodity assets. Those assets just tend to hold their value longer, even in great uncertainty and downturns because there's always going to be a group of folks that want those assets. And I would put assets like Wailea Beach Resort in that and several of our other assets, that they just hold their asset value, even in great uncertainty.

Lucas Hartwich: And then you might have touched on this in your earlier comments, I joined late. But did you talk at all about booking trends and Wailea?

John Arabia: We did not specifically talk about booking trends in Wailea, Lukas. We just opened up Wailea on this past Sunday, November 1st. I feel pretty comfortable that first month we should get up to call it 18% to 20% occupancy. Remember that with the average length of stay there being longer, it just takes a little while to load up so to speak. There clearly is a lot of pent up demand to travel to a place like Wailea. The process for getting to Hawaii requires testing. There were some hiccups in the very early beginning days in the middle of October, in terms of verifying tests and what tests would be accepted. But it does seem from what we have heard, both from our property and other owners, it does seem that many of those items have been worked out and people are really enjoying being back on the islands. So, I feel strongly, I am hopeful that a place like Wailea should continue to do well, holding all other variables constant.

Lucas Hartwich: Great. That's it for me. Thank you.

John Arabia: Thanks, Lukas. Have a good one.

Operator: All right. If you find your question has been answered, you may remove yourself from the queue by pressing Star 2. And the next question is from Smedes Rose with Citi.

Smedes Rose: Hey, good morning out there.

John Arabia: Hi Smedes.

Smedes Rose: Hi. I wanted to ask you, with the cost cutting that you guys have been able to do at the property level, a lot of which I think is expected to be relatively sustainable, even as you get back to more normal levels. And then there’s then talk about the brands reducing, you know, some of their programs, which should help owners in terms of the percentage of revenues you’re paying to them. Could you maybe just put some color around what the brands have done that’s been that you think is helpful, if anything? And how that might translate just to higher-margin, if you were close to 30% in 2019, like on a pro forma basis, do you have a sense of you know, had this stuff been in place, then what sort of increase in margin might you have seen?

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John Arabia: Yes, Smedes that is a very long conversation but I’ll try and summarize it quickly because of many ongoing conversations over the past several months on these topics. And I think that those conversations will continue to progress over the next couple of years quite honestly. I’ve said this before, my hat is off to our operating partners that have done herculean things with fewer people in an incredibly difficult time period. And that’s from on property, above property and at corporate level, they have a sustained their own difficulties in this environment and I think have really come through strong. After a couple of decades of centralizing a lot of services in our industry, what I believe is going to happen is the decentralization of certain services or moving to more of an a la carte menu environment, in which owners, instead of being required to participate, will have either the option to participate or some of those services will come back into the property level. If you are an active asset manager, that allows you to maneuver and pick those services that best work for your hotel and the hotel guests. We think that that is a positive move and Marc Hoffman, our Chief Operating Officer has been in direct communication with our operating partners on that front. So, what I think you will see is some of the push down costs from the brands, from the operators, will be reduced. A little bit of that might be picked up at the property level, but net net is savings. And I think you’re going to see efficiency on the labor front. And what that translates into, I still think it’s a bit early, a bit premature to come up with a specific number. But if I had to guess, and nothing more than a guess holding all other variables constant, I’d say it probably equates to maybe 100 to maybe 300 basis points of EBITDA margin down the road. Again Smedes, holding all other variables constant.

Smedes Rose: Great. Okay. That's, that's helpful. Yeah, just trying to get, you know, kind of a range, so maybe somewhere in the 100 to 300 basis points. But yeah, I think that covers it. You covered a lot of stuff in your opening remarks. So, I think we're good. I appreciate it.

John Arabia: Thanks, Smedes have a good one.

Operator: All right. The next question is from Dori Kesten with Wells Fargo.

Dori Kesten: Morning, guys.

John Arabia: Hey Dori.

Dori Kesten: Hey, since certain peers have noted that they plan to use JV’s to acquire over the next few years, should we assume that you'll continue to go it alone or are there situations in which you would consider the structure?

John Arabia: Hey Dori I think we've had the conversation before that, generally, joint ventures are not our first choice, unless we find a partner that is very tightly aligned on our philosophy of long-term ownership, Long-Term Relevant Real Estate, low leverage and keeping the properties in great condition. It takes a specific type of hotel investor to fit that mold. We believe that there are partners out there that we have cultivated relationships with over the past decade, not just recently that do fit that mold. We have been contacted by numerous people that would like to joint venture with us. Not my absolute first choice, but with the right joint venture partner and with the right asset, we would clearly underwrite the investment opportunity. It would allow us to stretch more dollars. I think that's what the appeal is right now, to many folks is to try and stretch the limited dollars that people have and I can see that strategy making sense. So, we will evaluate it. But under the specific caveats that I just went through.

Dori Kesten: Okay. And you've touched a little bit about the, I guess, the lack of quality of assets currently on the market, that fits your strategy and a little bit on pricing. How I don't think you mentioned how crowded the bidding process is right now?

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John Arabia: There haven't been many for the assets we're looking at. But I will tell you the ones that we have participated in, the crowd was pretty significant. There is a property that just was announced that traded in Beverly Hills. A very nice asset and from what we understand that was a pretty crowded field particularly because brand and franchise were available, it was an independent hotel effectively. So, it depends on the asset, but there is other capital l out there outside of REIT land that continue to be interested in hotels.

Dori Kesten: Okay, thank you very much.

John Arabia: Thanks Dori.

Operator: All right. And your next question is from Michael Bellisario with Baird.

Michael Bellisario: Good morning, everyone.

John Arabia: Hey, Michael.

Michael Bellisario: John, I want to go back to the first question, but maybe ask it a little differently. Can you give us a sense about your thinking in terms of how you think the best ways are or what the best ways are to create shareholder value today? And maybe how does that answer change if you fast forward 6 or 12 months, say when fundamentals are better or may have better clarity on therapeutics and vaccines.

John Arabia: I would maybe say it a little differently, the best way to preserve and then grow shareholder value at this point is quite honestly, to navigate this mess that we are in right now. And you know, we've definitely taken a tact of continuing to invest in certain assets, continuing to keep people on property to make sure that we're continuing to focus on the future, to sell business, et cetera, et cetera. It's not going to go in a straight line, but, as I said in my prepared remarks, we're seeing signs of improvement and it's trying as quickly as possible to get back to breakeven and profitability. The other way that we're focused on is investments. And, you know, we are pounding the pavement, we're not just waiting for market deals, we're actually searching quite a bit for off-market deals and with either partners or transaction parties that we know well. And so that's our that's been our focus now for the past many months.

Michael Bellisario: Got it. And then where do dispositions fit in that preserving value category that you described and what's your latest thought on pricing and how you think about pre-COVID values today?

John Arabia: Yes, pre-COVID values, Mike, I think we're starting to coalesce around values, in general, being down maybe 10% to 30%, maybe even a little more, depending on the quality of the asset. Sometimes you get lucky. What I believe to be a couple of trades have actually gone off at or above pre-COVID levels. Our friends over at Host just sold a property down the street from us at pricing that looks really attractive to Host and so good for them. So, it really depends. But getting on to dispositions, I think there is room for dispositions. We continue to focus on selling non-core assets, which we still have a few in our portfolio. I'm not interested whatsoever on bargain-basement pricing, or fire sale, that that does nothing for us. We are not in a position where we have to sell. We have plenty enough liquidity. So, we don't have to do that. But to the extent that there are folks that want certain assets, and we've been contacted by some potential buyers. It's a pretty quick conversation if somebody's looking for a steep, steep discount, but if the pricing makes sense, we will continue forward.

Michael Bellisario: Got it. And then just one more question for Bryan. Can you provide some more details on the operating guarantee payments in San Francisco? Is that an actual cash payment you're getting and then kind of what the hurdle rates are

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there for how we should think about support maybe for the next 2, 3, 4 quarters even into the next year? What the timing there?

Bryan Giglia: Morning Mike. It’s somewhat of a unique structure. It’s actually structured as a lease that, for the most part, mimics what a normal management agreement looks like, except in the event that there is negative cash flow. And so, it’s looked at on an annual basis and if there is a negative, to make it easy, we’re basically capped at a zero EBITDA on an annual basis. So, we wouldn’t pay the monthly shortfalls if the anticipation is that for the full year the hotel would have negative cash flow, which is what we’re looking at in 2020. For 2021, we’ll have to see what happens at that point.

Michael Bellisario: Got it, helpful, thank you.

John Arabia: Thanks, Mike.

Operator: All right. And the next question is from Anthony Powell with Barclays.

Anthony Powell: Hi, good morning. Question on operating trends at the hotels that you opened in August and October in some of the larger markets. How are those doing in terms of attracting either leisure or corporate customers and are you actually able to bring down the cash burn in those properties given the size and the locations?

John Arabia: Specifically to corporate customers, Anthony? Is that your question?

Anthony Powell: Just customers in general. I mean, those are kind of large hotels and markets that some of which are more or less not open. So, I'm just curious how you're able to bring down the cash burn in those properties, given the size and locations.

John Arabia: Yes, most of our hotels, when they reopen, they reopen up slowly and it's pretty typical to see mid-single-digit occupancy and then increase from there. Some very quickly, like Ocean's Edge when we reopened it up and up very quickly and got 50%, 60%, 70% occupancies on certain days. It hasn't held that, obviously, there's weather issues and seasonality and what have you. Other properties, downtown located properties, some have started off weak and taken a while to grow, while others have ramped up fairly quickly either because of traditional business, or we found non-traditional business or business that would not normally seek out that type of hotel, but we found the business anyway. So, I'd say it's a wide range of potential outcomes. One thing we though feel strongly about, these hotels are currently operating, or able to reopen, in general, at very low occupancies, much lower occupancies than we ever thought was possible to keep the cash burn at the same level, because of the herculean efforts of our operating partners and our focus on cutting expenses. Now, unfortunately, that means a lot of people out of work, which weighs heavily on us, but the ability to reopen these hotels at let's say 5%, 6%, 7% occupancy and not lose any more money has been surprising to us. The other thing to note that we feel strongly about is an open hotel captures more business than a closed hotel. And that seems so abundantly obvious, but it is true, and that we are doing site inspections at our hotels when they are open, we are capturing pieces of contract business because we are open and that has been a positive factor. Again, it's not going up in a straight line, but it has allowed us to pick up pieces of business that we would not have otherwise.

Anthony Powell: Understood. Thanks. And maybe you've talked about this earlier. Can you provide an update on The Hilton Times Square, I think the loan matured a few days ago, so just whatever the current update there would be great?

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Bryan Giglia: Hi, Anthony. We continue to work with our lender on resolution at The Hilton Times Square but we don't have anything to update at this time. As soon as we come to a resolution, we'll make the appropriate disclosures at that time, but we don't have any update right now.

Anthony Powell: All right. Thank you.

John Arabia: Thanks, Anthony.

Operator: All right. And the next question is from Rich Hightower with Evercore.

Rich Hightower: Hey, good morning out there guys.

John Arabia: Hi, Rich.

Rich Hightower: John, I want to go back to a part of the prepared comments and it's a topic we've discussed plenty of times before but you know, obviously Sunstone’s lack of a need to issue common equity or some other form of capital for investment purposes is a pretty tremendous competitive advantage at the moment, and hopefully, you know, well in the future as well. But just maybe putting your old research analyst hat on for a second, based on everything you know about the world, do you anticipate a wave of common equity issuance across the lodging REIT space? Why or why not? And what do you think some of the moving parts there are, if you don't mind?

John Arabia: Let me just speak in general. It strikes me that, given this unprecedented downturn, one that none of us could have imagined before and was significantly worse than anything we've ever seen, it's left what some thought was an appropriate balance sheet, now probably stretched. In that event, you only have so many ways of one, gaining liquidity, which I think is probably going on in space right now, but, two, fundamentally reducing leverage, which longer term is the larger issue. That can be done by asset sales, but it takes time. That can be done by recovery and operating fundamentals and earnings that appears that it will take time. And the other way to do that, is issuing equity. Issuing equity in a downturn is likely one of the greatest sins that we wanted to avoid and had told people why we were taking our leverage so low. Now, we didn't anticipate this, but one of the things that we wanted to avoid was issuing equity on the cheap because it causes permanent dilution, depending on the price that you're going to issue at. I can't speak for others, I feel comfortable, in fact, very comfortable where we sit right now that we are highly unlikely to have to issue equity to shore up our liquidity or take down our leverage. In fact, as I said in my prepared remarks, not only do we believe that we have enough cash, our cash, hard cash, not line draws. Enough cash to see through this cash burn, even for an unanticipated, extended time. But even after assuming a cushion past that, we probably have at least $200 million of cash that we could put towards investments. Now, if this goes on considerably longer than anybody anticipated, maybe we don't have $200 million, but that gives us enough opportunity to raise capital through other sources. As I sit here today, unless our share price increases massively, I just don't see the need or desire to issue equity. In fact, I would say very differently, I’m not a seller at this point of equity, I’d much rather be a buyer of our equity at this point.

Rich Hightower: Got it, no, thanks for those comments. My other question is just around dividend policy. And I'm going back to you know, more than a decade ago when Sunstone was a very different company, very different balance sheet, but, you know, you're able to extend the NOLs, you know, from the global financial crisis well into the future and it prevented the company from having to pay a common dividend for several years. Again, you know, not the same situation where we sit today, but, you know, how do you think that you know, that's going to look maybe into 2021, 2022. I mean, do you foresee the need at some point based on your expectations for recovery, whatever it is, to pay a common dividend at some point between now and now and let's call it the medium term?

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John Arabia: Rich, very interesting conversation, we have a very simple dividend policy and that dividend policy is we try to pay out or we pay out effectively 100% of our taxable income. To the extent that we do not have taxable income, I would not expect us, holding all other things constant, to pay out a dividend. And I would highlight in our unusual dividend policy of paying out a very small quarterly dividend and paying out a much larger topper dividend, that dividend strategy was built for exactly this type of scenario, although we never thought it would be this magnitude of a scenario. But in any event, if we had thought that we had to pay out, let’s say $0.60, $0.70, $0.80 this year just to pick a number and if we had gone into the first quarter paying out, let’s say 25% of that maybe, then the downturn started in the second or third quarter, we would have put out a lot of dividends that we wish we could have pulled back and that probably would have been better used inside the company for incremental liquidity. I think it’s the right dividend strategy for this industry that has this level of volatility in the earnings stream and I do not see changing that dividend strategy or the way we approach our dividend at all.

Rich Hightower: Okay, got it. Thanks.

John Arabia: Thank you.

Operator: And your next question is from David Katz with Jefferies.

David Katz: Hi, everyone, thanks for taking my question. Look, you've covered an awful lot of ground but what I wanted to pose was, you know, the notion of, you know, today, what we know and how little we know, if we were sitting down to value an urban asset, you know, pick the top half dozen cities. And, you know, obviously, we're, you know, thinking about, you know, the next couple of years, next 5 years, next 10 years cash flows and then we're putting a terminal value on it, also. And, you know, my sense is, we'd have an easier time with the terminal value but do you think that terminal value is affected or impaired in any way? And how would you sort of think about doing that value exercise today?

John Arabia: I think your question was really if we went out 5, 6, 7 years from now and say, "What are values out there?".

David Katz: Yes.

John Arabia: Well, that is a really good question. There are parts of me that say that the market is going to struggle with the risk premium for hotels, in general, and that that would likely suggest that that terminal value might be lower. And what I'm struggling with David, and where I think though the answer probably heads to is with all the liquidity that has been put into this system and the continued dropping of overall yields, I actually think that the terminal value is as much if not more. I think it's a very good debate. But if I had to guess right now, I’d probably lean toward the latter argument.

David Katz: Right. Okay. I appreciate it. Thanks very much. Good luck.

John Arabia: Thank you.

Operator: And the next question is from Chris Woronka with Deutsche Bank.

Chris Woronka: Hey, good morning, guys.

John Arabia: Hi Chris.

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Chris Woronka: Good morning, John. Just to circle back to the going back on offense at some point on acquisitions. Understand what you said, there's not a lot of high-quality product out there right now, at a price you would pay. Are you open to a turnaround story right now, given that you could effectively renovate during a very down period, is that even on the radar?

John Arabia: You know, our track record on value-add I think is very good. And we have the resources in house, I think the track record is good, value-add doesn’t scare us with the long-term view. So, we would look at it. Now, honestly, Chris, by the time we were able to find something, get it sourced, even if our design and construction team and asset management team was designing a renovation before we ever closed – which by the way we’ve done before. In fact, I’m looking at Marc and Marc and I are laughing a little bit as we’ve done it a couple of times now. It would take some time to actually plan out a renovation, get it bought out, get the labor on-site and get it working. So, well I’d love to say, yes, we could close something value add quickly and get to it while things are quiet. Realistically, I don’t quite know how feasible that is. Now having that said, we’re accelerating other projects. We have the capital to do it. There’s a couple of other projects that we will announce in the not too distant future that, where our mindset is that while things are quiet, and I anticipate the first half of next year to be quiet, we are going to accelerate certain capital projects. It makes the most sense. If you have the capital to do something now and you have planned it, there’s no better time to know if you have the capital.

Chris Woronka: Yes, for sure. Very helpful. And then kind of go back to the cost side and also understand we've said about some of these shared services, and that that sounds like a permanent change. On some of the other things, the rethinking of the operational model, everyone talks about. Are the brands going to play ball? I think it's easy right now, everybody's down and out and it's easy to work together but if you get back to 90% of 2019 revenues, do you think the brands are still working with you? Or do they go a different direction?

John Arabia: I think your comment has some merit. But I'm optimistic. We are in those conversations every day and I am optimistic that we will achieve many of those changes and those changes will be long-lived. So, I hear your point about it's easier to have these conversations in downturns and as things get better people maybe sometimes forget, but I think they're sustainable.

Chris Woronka: Okay, I guess quick follow up along the same lines. John, do you have a worldview on labor costs on a per employee basis? Can they stay down or do you think something in the macro is going to change in the next three to five years?

John Arabia: I think, in general, in the very near term, I think wages, in general, wage growth is staying pretty contained. There's an abundance of labor, et cetera, and there's just not a lot of money to be paying more. However, having that said, I think it's very realistic to see what's going on in the country and see what's going on with living wage initiatives, whether it's being done at a corporate level, community level, state level, that there is a move to pull up the bottom end of wage earners. For example, I believe Florida just passed a living wage initiative. I don't know if they called it specifically a living wage, but I think it was to get up to $15 after a certain number of years. I will tell you, we're already there. We've been there for a while. The Orlando market, led by Disney, made that move maybe a year or two ago, and we've gotten there. So, I'm glad to say we have already made a lot of those moves but I think there will continue to be wage pressure over time.

Chris Woronka: Okay, appreciate all the color. Thanks, John.

John Arabia: Thank you, Chris.

Operator: All right. And it appears there are no further questions at this time. I'd now like to turn the conference back to John Arabia for any additional or closing remarks.

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John Arabia: Thank you again, everybody. I know it's been a long day in the hotel world getting through a lot of earnings calls. We really appreciate you sticking through this one. If you have any follow up questions, we are here in the office, please give us a ring. Thanks, everybody. Have a great weekend.

Operator: This concludes today's call. Thank you for your participation. You may now disconnect.

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